Exhibit 99.3

May 8, 2019

GSX Techedu Inc.

Tower C, Beyondsoft Building, 7 East Zone

10 Xibeiwang East Road

Haidian District, Beijing 100193

People’s Republic of China

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We, Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., understand that GSX Techedu Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the Proposed IPO, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Seal of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Fox Hu
Name: Fox Hu
Title: Managing Director